Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

VTEX

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Shares, par value US$0.0001 per common share	Other	3,312,487	US$	US$ 24,678,028.15	$147.60 per $1,000,000	US$ 3,642.48

Total Offering Amounts				—	US$ 24,678,028.15	—	US$ 3,642.48

Total Fee Offsets				—	—	—

Net Fee Due				—	—	—	US$ 3,642.48

(1) Covers Class A Common Shares, par value US$0.0001 per share (“Class A Common Shares”), of VTEX (the “Registrant”) issuable pursuant to the VTEX 2021 Share Plan (as amended and restated, the “2021 Share Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A common shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act. The amount of the registration fee is based on a price of US$ 7.45 per Class A common share, which is the average of the high and low prices of the Class A common shares as reported on the New York Stock Exchange on May 1, 2024.